UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2006

Varian Semiconductor Equipment Associates, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25395	77-0501994
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

35 Dory Road, Gloucester, MA	01930
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 282-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2006, the Board of Directors (the “Board”) of Varian Semiconductor Equipment Associates, Inc. (the “Company”) adopted the Varian Semiconductor Equipment Associates, Inc. Deferred Compensation Plan (the “Plan”), which provides to a select group of highly compensated or management employees the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the Company under such agreements will be unfunded and unsecured general obligations of the Company to pay in the future the value of the deferred compensation and the Company’s contributions adjusted to reflect the performance, whether positive or negative, of selected investment measurement options, chosen by each participant, during the deferral period in accordance with the terms of the Plan.

The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant. Participants may elect to defer any percentage of salary up to 50% and any percentage of bonus up to 100%.

The obligations for each participant are equal in value to the balance of a bookkeeping reserve account established for such participant. The investment earnings credited to each such account are indexed to one or more mutual funds or indices, the type of which is chosen by each participant from a list of types of investment media. Each participant’s deferred compensation account will be adjusted to reflect contributions by the Company and the investment experience of the selected mutual funds or indices, including any appreciation or depreciation. The Company is not required to actually invest the deferred compensation in the types of funds specified by participants.

The Company will distribute the obligations in accordance with the terms of the Plan and upon a payment plan selected by each participant. Amounts credited to a participant’s account can be deferred until a specified date or the termination of the participant’s employment. In the event of the death of the participant, the balance or remaining balance credited to a participant’s account shall be paid to his or her beneficiary in a single lump sum payment following the date of death. In the event of the disability of the participant, the balance or remaining balance credited to a participant’s account shall be paid to the participant in a single lump sum cash payment or in installments, per the participant’s election, following the date a participant incurs a disability. Upon a determination by the committee administering the Plan that a participant has suffered an unforeseeable financial emergency, the committee may direct us to pay such participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the participant’s deferral account.

The Company may at any time amend, suspend or reinstate any or all of the provisions of the Plan or terminate the Plan at any time and for any reason whatsoever, except that no such amendment, suspension, reinstatement or termination may adversely affect the value of any participant’s deferral account.

The Plan provides that the Company shall indemnify and hold harmless each employee, officer, or director to whom the Company delegates duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her that arise as a result of his or her actions or failure to act in connection with the operation and administration of the Plan.

The foregoing description of the Plan is qualified in its entirety by reference to the actual Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Document

10.1	Varian Semiconductor Equipment Associates, Inc. Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

Date: April 6, 2006	By:	/S/ ROBERT J. HALLIDAY
Robert J. Halliday Executive Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Varian Semiconductor Equipment Associates, Inc. Deferred Compensation Plan